Exhibit 99
ZIMMER HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(As amended and restated effective January 1, 2010)
     Section 1. Designation and Purpose. The name of this Plan is the Zimmer Holdings, Inc. Employee Stock Purchase Plan. The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. The Plan is intended to qualify as an “Employee Stock Purchase Plan” under Code Section 423. The provisions of the Plan will, accordingly, be construed so as to extend and limit participation in a manner within the requirements of that section of the Code. However, the Company makes no undertaking or representation to maintain such qualification. In addition, this Plan authorizes the grant of options and issuance of Common Stock that do not qualify under Code Section 423 pursuant to rules, procedures, or sub-plans adopted by the Committee and designed to achieve desired tax or other objectives in particular locations outside the United States.
For purposes of this Plan and with respect to the Code Section 423 component of the Plan, unless the Committee otherwise determines, each Designated Subsidiary (as defined in Section 2(l) below) shall be deemed to participate in a separate offering from the Company or any other Designated Subsidiary, provided that the terms of participation within any such offering are the same for all Employees in such offering, as determined under Code Section 423.
     Section 2. Definitions. As used in the Plan, the following terms, when capitalized, have the following meanings:
          (a) “Beneficiary” means, with respect to a Participant, the individual or estate designated, pursuant to Section 12, to receive the Participant’s Payroll Deduction Account balance and Common Stock Account assets after the Participant’s death.
          (b) “Board” means the Board of Directors of the Company.
          (c) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and its interpretive rules and regulations.
          (d) “Committee” means a committee established pursuant to Section 13 to administer the Plan.
          (e) “Common Stock” means the common stock of the Company or any stock into which that common stock may be converted.
          (f) “Common Stock Account” means the account established for each Participant to hold Common Stock purchased under the Plan pursuant to Section 6.

     (g) “Company” means Zimmer Holdings, Inc, a Delaware corporation, and any successor by Corporate Transaction.
     (h) “Compensation” means the total cash compensation received by an Employee from the Company, a partnership of which the Company is a general partner, or a Designated Subsidiary, including an Employee’s salary, wages, overtime, shift differentials, bonuses, commissions, and incentive compensation, but excluding relocation and expense reimbursements, tuition reimbursements, scholarship grants, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Subsidiary.
     (i) “Contributions” means all amounts made by a Participant and credited to the Participant’s Payroll Deduction Account pursuant to the Plan (whether via payroll deductions, check or other means determined by the Committee).
     (j) “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation, or other capital reorganization of the Company with or into another corporation.
     (k) “Designated Broker” means a broker (or any successor or replacement broker) selected by the Committee from time to time to serve as the Designated Broker under the terms of the Plan.
     (l) “Designated Subsidiary” means a Subsidiary that has been designated by the Board or the Committee, in their sole discretion, as eligible to participate in the Plan with respect to its Employees.
     (m) “Employee” means any person, including an Officer, who performs services for the Company or a Subsidiary and who is initially classified as an employee on the payroll records of the Company or a Designated Subsidiary. If the Company or a Designated Subsidiary treats a person as an independent contractor for tax or labor law purposes, and that person is subsequently determined to be an employee of the Company or a Designated Subsidiary by the Internal Revenue Service or any other federal, state, or local government agency or court of competent authority, that person will become an Employee on the date that the determination is finally adjudicated or otherwise accepted by the Company or the affected Designated Subsidiary, as long as he or she otherwise meets the requirements of this Section 2(m). Such a person will not, under any circumstances, be treated as an Employee for the period of time during which the Company or Designated Subsidiary treated the person as an independent contractor, even if the determination of employee status has retroactive effect.
     (n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and its interpretive rules and regulations.
     (o) “Fair Market Value” means, with respect to any date, the closing price of the Common Stock for that date (or, in the event that the Common Stock is not traded on that date, the closing price on the immediately preceding trading date), as reported by the New York Stock Exchange. If the Common Stock is no longer traded on the New York Stock Exchange, then “Fair Market Value” means, with respect to any date, the fair market value of the Common Stock as determined by the Committee in good faith. The Committee’s determination will be conclusive and binding on all persons.
     (p) “Offering Date” means the first business day of each Offering Period of the Plan.
     (q) “Offering Period” means a period of six (6) months commencing on January 1 and July 1 of each year, or such other period as determined by the Committee, provided, however, that in no event will the Offering Period be a period longer than twenty-seven (27) months.
     (r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
     (s) “Payroll Deduction Account” means the account established for a Participant to hold the Participant’s Contributions pursuant to Section 5.
     (t) “Plan” means the Zimmer Holdings, Inc. Employee Stock Purchase Plan.
     (u) “Purchase Date” means the last day of each Offering Period of the Plan.
     (v) “Purchase Price” means, with respect to an Offering Period, an amount equal to ninety percent (90%) of the Fair Market Value of a Share of Common Stock on the Purchase Date, or such other amount as may be determined by the Committee.
     (w) “Share” means a share of Common Stock, as adjusted in accordance with Section 16 of the Plan.
     (x) “Subsidiary” means a domestic or foreign corporation of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, within the meaning of Code Section 424, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
Section 3. Eligibility.
     (a) Any person who is an Employee as of an Offering Date in a given Offering Period will be eligible to participate in the Plan for that Offering Period, subject to the requirements of Section 4 and the limitations imposed by Code Section 423(b). Notwithstanding the foregoing, (1) the Committee may restrict participation in the Plan to full-time Employees pursuant to criteria and procedures established by the Committee, and (2) the Committee may establish administrative rules and may impose an eligibility service requirement of up to two years of employment with the Company or a Designated Subsidiary with respect to participation on any prospective Offering Date. The Board may also determine that a designated group of highly compensated employees are ineligible to participate in the Plan, so long as the excluded category fits within the definition of “highly compensated employee” in Code Section 414(q). For purposes of the Plan, an Employee will be considered a full-time Employee unless his or her customary employment is less than 20 hours per week or five months per year. Further, the Committee may designate whether a Subsidiary is a Designated Subsidiary for purposes of the Code Section 423 or non-Code Section 423 component.
     (b) Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns capital stock of the Company and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company.
     Section 4. Participation. An Employee may become a Participant in the Plan by completing a subscription agreement that authorizes payroll deductions and any other required documents (“Enrollment Documents”) provided by the Committee or its designee and submitting them to the Committee (or its designee) or the Designated Broker, pursuant to the rules prescribed by the Committee, during the 30-day period prior to the applicable Offering Date, unless a different time for submission of the Enrollment Documents is set by the Board or the Committee for all Employees with respect to a given Offering Period. The Enrollment Documents will set forth the amount of the Participant’s Compensation, up to one hundred percent (100%) or such lower limit as is designated by the Committee, to be paid as Contributions pursuant to the Plan. The Committee may provide for a separate election (of a different percentage) for a specified item or items of pay. In countries where payroll deductions are not feasible, the Committee may permit an Employee to participate in the Plan by an alternative means, such as by check.
     Section 5. Method of Payment of Contributions.
     (a) A Participant’s payroll deductions will begin either on the first pay date following the Offering Date or the date on which the Participant submits Enrollment Documents in accordance with Section 4, whichever is later, and will end on the last pay date on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless the Participant elects to withdraw from the Plan as provided in Section 8. A Participant’s Enrollment Documents will remain in effect for successive Offering Periods unless the Participant elects to withdraw from the Plan as provided in Section 8 or unless the Participant timely submits new Enrollment Documents to change the rate of payroll deductions for a subsequent Offering Period in accordance with rules established by the Committee.
     (b) All Contributions made by a Participant will be held by the Company as part of its general assets; however, the Company will establish a Payroll Deduction Account for each Participant and credit each Participant’s Contributions to the

Participant’s Payroll Deduction Account. A Participant may not make any additional payments to the Participant’s Payroll Deduction Account, except as authorized by the Committee in countries where payroll deductions are not feasible.
     (c) No interest will accrue on a Participant’s Contributions to the Plan, unless required by local law and specified by the Committee.
     (d) Except as otherwise specified by the Committee, payroll deductions made with respect to Employees paid in currencies other than U.S. dollars will be accumulated in local (non-U.S.) currency and converted to U.S. dollars as of the Purchase Date.
     Section 6. Participant Purchases and Common Stock Accounts. On each Purchase Date, each Participant will be deemed, without further action, to have elected to purchase Shares of Common Stock with the entire balance in the Participant’s Payroll Deduction Account, and the Designated Broker will credit the purchased shares to the Participant’s Common Stock Account.
     (a) The Participant will be credited with the number of whole and fractional Shares (rounded to the nearest thousandth) that the Participant’s Payroll Deduction Account balance can purchase at the Purchase Price on that Purchase Date.
     (b) All dividends paid with respect to the whole and fractional Shares of the Common Stock, and Shares so purchased will be reinvested in Common Stock and added to the Shares held for a Participant in the Participant’s Common Stock Account.
     (c) Expenses incurred in the purchase of Shares and the expenses of the Designated Broker will be paid by the Participant.
     (d) A Participant will have no interest or voting right in a Share until a Share has been purchased on the Participant’s behalf under the Plan.
     (e) Shares held in a Participant’s Common Stock Account will be registered in the name of the Designated Broker or its nominee for the benefit of the Participant. Shares to be delivered to a Participant under the Plan will be reregistered in the name of the Participant or in the name of the Participant and the Participant’s spouse.
     Section 7. Limitation on Purchases. Participant purchases are subject to the following limitations:
     (a) During any one calendar year, a Participant may not purchase, under the Plan, or under any other plan qualified under Code Section 423, Shares of Common Stock having a Fair Market Value on the applicable Offering Date in excess of $25,000. In addition, in no event shall the number of Shares of Common Stock that a Participant may purchase during any Offering Period under the Plan exceed 5,000 Shares of Common Stock.

     (b) A Participant’s Payroll Deduction Account may not be used to purchase Common Stock on any Purchase Date to the extent that, after such purchase, the Participant would own (or be considered as owning within the meaning of Code Section 424(d)) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company. For this purpose, stock that the Participant may purchase under any outstanding option will be treated as owned by that Participant.
     (c) As of the first Purchase Date on which this Section limits a Participant’s ability to purchase Common Stock, the Participant’s payroll deductions will terminate, and the Participant will receive a refund of the balance in the Participant’s Payroll Deduction Account as soon as practicable after the Purchase Date.
     (d) In no event will the aggregate amount of purchases of Common Stock pursuant to the Plan equal or exceed twenty percent (20%) of the outstanding stock of the Company.
     Section 8. Withdrawal from Participation.
     (a) A Participant may withdraw all, but not less than all, of the Contributions credited to the Participant’s Payroll Deduction Account at any time prior to a Purchase Date by notifying the Committee or its designee or the Designated Broker of the Participant’s election to withdraw, pursuant to rules prescribed by the Committee. If a Participant elects to withdraw, all of the Participant’s Contributions credited to the Participant’s Payroll Deduction Account will be returned to the Participant and the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Offering Period.
     (b) A Participant’s voluntary withdrawal during an Offering Period will not have any effect upon the Participant’s eligibility to participate in the Plan during a subsequent Offering Period or in the Participant’s ability to retain Common Stock previously credited to the Participant in the Participant’s Common Stock Account.
     Section 9. Stock Purchases by Designated Broker. As of each Purchase Date, the Designated Broker will acquire, using the accumulated balances of all Participants’ Payroll Deduction Accounts, Shares of Common Stock to be credited to those Participants’ Common Stock Accounts.
     (a) The Designated Broker will acquire Shares that are newly issued or held as treasury shares by the Company or, if directed by the Committee, will acquire Shares by purchases on the open market or in private transactions.
     (b) If Shares are purchased in one or more transactions on the open market or in private transactions at the direction of the Committee, the Company will pay the Designated Broker the difference between the Purchase Price and the price at which the Shares are purchased for Participants.

     Section 10.Common Stock Account Withdrawals. Except as otherwise provided in this Section, upon 14 days advance written notice to the Designated Broker, a Participant may elect to withdraw the assets in the Participant’s Common Stock Account.
     (a) A Participant may elect to obtain a certificate for the whole Shares of Common Stock credited to the Participant’s Common Stock Account. As a condition of participation in the Plan, each Participant will agree to notify the Company if the Participant sells or otherwise disposes of any of the Participant’s Shares of Common Stock within two years of the Purchase Date on which the Shares were purchased.
     (b) A Participant may elect that all Shares in the Participant’s Common Stock Account be sold and that the proceeds, less expenses of sale, be remitted to the Participant.
     (c) In either event, the Designated Broker will sell any fractional Shares held in the Common Stock Account and remit the proceeds of such sale, less selling expenses, to the Participant.
Notwithstanding the foregoing, the Committee may require that Shares of Common Stock credited to a Participant’s Common Stock Account be retained by the Designated Broker for a designated period of time and may restrict dispositions during that period, and/or the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares of Common Stock or to restrict transfer of the Shares.
     Section 11. Cessation of Participation. If a Participant dies or terminates employment, the Participant will cease to participate in the Plan, the Company or its designee will refund the balance in the Participant’s Payroll Deduction Account, and the Designated Broker will distribute the assets in the Participant’s Common Stock Account.
     (a) In the event of a Participant’s death, the Participant’s Payroll Deduction Account balance and the Participant’s Common Stock Account assets will be distributed to the Participant’s Beneficiary.
     (b) If a Participant terminates employment, the Participant’s Payroll Deduction Account balance and the Participant’s Common Stock Account assets will be distributed to the Participant. For purposes of this Section 11, a Participant’s employment will not be considered terminated in the case of a transfer of employment to the Company or another Subsidiary. However, in the event of a transfer of employment, the Committee may transfer a Participant’s participation to a separate offering or non-Code Section 423 offering that the entity the Participant is being transferred to participates in, if advisable or necessary considering the application of local law and the Code Section 423 requirements.
     (c) Upon distribution, the Participant or, in the event of the Participant’s death, the Participant’s Beneficiary, may elect to obtain a certificate for the whole Shares of Common Stock credited to the Participant’s Common Stock Account or may elect that any whole Shares in the Participant’s Common Stock Account be sold. In that event, the Designated Broker will sell such whole Shares and any fractional

Shares held in the Common Stock Account and remit the proceeds of such sale, less selling expenses, to the Participant or Beneficiary.
Notwithstanding the foregoing, if a Participant dies or terminates employment, the Committee may require that Shares of Common Stock credited to the Participant’s or Beneficiary’s Common Stock Account be retained by the Designated Broker for a designated period of time and may restrict dispositions during that period, and/or the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares of Common Stock or to restrict transfer of the Shares.
     Section 12. Designation of Beneficiary. Each Payroll Deduction Account and each Common Stock Account will be in the name of the Participant. To the extent permitted by the Committee, a Participant may designate a Beneficiary to receive the Participant’s interests in both accounts in the event of the Participant’s death by complying with procedures prescribed by the Committee. If a Participant is married and the designated Beneficiary is not the spouse, spousal consent will be required for such designation to be effective. A Participant may change a Beneficiary designation (with spousal consent if necessary) at any time by complying with the procedures prescribed by the Committee. If a Participant dies without having designated a Beneficiary, or if the Beneficiary does not survive the Participant, the Participant’s estate will be the Participant’s Beneficiary.
     Section 13. Administration of the Plan. The Plan will be administered by the Committee, consisting of not less than three members appointed by the Board.
     (a) The Committee will be the Compensation Committee of the Board unless the Board appoints another committee to administer the Plan. The Board from time to time may fill vacancies on the Committee.
     (b) Subject to the express provisions of the Plan, the Committee will have the discretionary authority to take any and all actions (including directing the Designated Broker as to the acquisition of Shares) necessary to implement the Plan and to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; and to make all other determinations necessary or advisable in administering the Plan. All such determinations will be final and binding upon all persons.
     (c) A quorum of the Committee will consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to their action taken signed by all members of the Committee.
     (d) The Committee may request advice or assistance or employ or designate such other persons as are necessary for proper administration of the Plan.
     Section 14. Rights Not Transferable. Rights under the Plan are not transferable by a Participant.

     Section 15. Shares Reserved for the Plan. Subject to the following sentence and any adjustments as provided in Section 16, the maximum number of Shares that will be made available for purchase under the Plan will be 3,000,000 Shares or the lesser number of Shares determined by the Board.
     Section 16. Change in Capital Structure. Despite anything in the Plan to the contrary, the Committee may take the following actions without the consent of any Participant or Beneficiary, and the Committee’s determination will be conclusive and binding on all persons for all purposes.
     (a) In the event of a Common Stock dividend, Common Stock split, or any combination of Shares, a Corporate Transaction in which the Company is the surviving corporation, or any other change in the Company’s capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding on all persons.
     (b) If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.
     Section 17. Amendment of the Plan. The Board may at any time, or from time to time, amend the Plan in any respect. The stockholders of the Company, however, must approve any amendment that would increase the number of Shares of Common Stock that may be issued under the Plan (other than an increase merely reflecting a change in capitalization of the Company pursuant to Section 16) or a change in the designation of any corporations (other than a Subsidiary) whose employees become Employees under the Plan.
     Section 18. Termination of the Plan. The Plan and all rights of Employees and Beneficiaries under the Plan will terminate:
     (a) on the Purchase Date that Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Section 15, or
     (b) at any date at the discretion of the Board.
In the event that the Plan terminates under circumstances described in (a) above, reserved Shares remaining as of the termination date will be credited to Participants’ Common Stock Accounts on a prorata basis. Upon termination of the Plan, each Participant will receive the balance in the Participant’s Payroll Deduction Account and all Shares in the Participant’s Common Stock Account.

     Section 19. Indemnification of Committee. Service on the Committee will constitute service as a director of the Company so that members of the Committee will be entitled to indemnification and reimbursement as directors of the Company pursuant to its Certificate of Incorporation and Bylaws.
     Section 20. Government Regulations. The Plan, the grant and exercise of the rights to purchase Shares under the Plan, and the Company’s or Designated Broker’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.
     Section 21. Reports. Statements of account will be provided to Participants by the Committee or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and credited to Participants’ Common Stock Accounts, and the remaining cash balance, if any, in Participants’ Payroll Deduction Accounts.
     Section 22. Governing Law. This Plan shall be governed by the laws of the State of Indiana, except that a sub-plan adopted for a Designated Subsidiary in a location outside of the United States will be governed by the laws of the jurisdiction in which that Designated Subsidiary is located.
     Section 23. Effective Date. This Plan as amended and restated by the Board on February 11, 2010 shall be effective as of January 1, 2010.